Exhibit 10.5

2012-1 AMENDMENT TO HELMERICH & PAYNE, INC.

2000 STOCK INCENTIVE PLAN

Pursuant to the authority granted to the Board of Directors of Helmerich & Payne, Inc. in Section 9.1 of the Helmerich & Payne, Inc. 2000 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows:

I.

Article II of the Plan is hereby amended by adding a Section 2.22 which provides as follows:

“2.22      ‘Net-Exercise’ means a procedure by which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price; provided, however, that the Participant shall pay to the Company any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.”

II.

Subsection 4.1(iii) of the Plan is hereby amended by adding the following sentence:

“Shares of Common Stock which are tendered in payment of an Option, withheld as a result of a Net-Exercise, tendered or withheld in payment of taxes or repurchased using Option proceeds, shall not be added back to the shares authorized under Section 1.3.”

III.

Subsection 6.2(ii) of the Plan is hereby amended by deleting the first sentence of said Subsection and substituting therefor the following:

“The exercise price of an Option may be paid (1) in cash or by check, bank draft or money order payable to the order of the Company; (2) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price; (3) by delivery of a properly executed notice electing a Net-Exercise; or (4) a combination of the foregoing.”

Except as otherwise provided in this Amendment, the Helmerich & Payne, Inc. 2000 Stock Incentive Plan is ratified and confirmed in all respects.

EXECUTED this          day of                             , 2012.

HELMERICH & PAYNE, INC., a Delaware corporation

ATTEST:

By
Secretary